Exhibit 99.1 - Press Release, dated September 14th, 2004 announcing sale of joint venture

HUBEI PHARMACEUTICAL GROUP TO SELL JOINT VENTURE INTEREST

New York - September 14th, 2004 - Hubei Pharmaceutical Group filed notice with the SEC today that it will sell its joint venture interest in Hubei Pharmaceutical Co. Ltd. (HBJV).

Investment totals $278,000. Gross proceeds from sale, return of cash and recapture of expenses through reduction of accounts payable will be approximately $363,000. Plant and equipment valued at $2,702,757 prior to depreciation together with any un-depleted inventories originally contributed by the minority partner at a value of $678,243 will removed from the consolidated balance sheet and the company will be released from its agreement to invest a total of approximately $4,800,000. The effective date for the transfer will be recorded as July 31st, 2004. The consolidated balance sheet for the quarter ended July 31st will reflect the completed transaction.

The unexpected privatization attempt by the minority partner has progressed slowly and been influenced by third parties impeding the companyäs plans to accelerate investment and move forward. In addition, there is uncertainty as to the future ownership of the minority position, potentially limiting anticipated opportunities for expansion through acquisition and possibly exposing the minority partner, and therefore its interest in the joint venture, to risks associated with unfunded payroll obligations in its other business activities. The company has been reluctant to expose investment capital on an accelerated schedule because of the inherent uncertainty and without such investment would not expect significant profitability from operations in the near term. Acquisition of HBJV along with the companyäs presence in the region led to other more mature opportunities including the companyäs recent acquisition of a 60% controlling interest in Hubei Tongji Benda Ebei Pharmaceutical Co, Ltd. (HBBendaJV) a Sino-American joint venture with a private minority partner. Management does not feel that investment in HBJV represents the best use of, or would provide the best return on, invested capital. Disposal of the companyäs interest in HBJV eliminates future uncertainty with respect to the joint venture and clears the way for the company to focus on and aggressively pursue its other interests.

Hubei Pharmaceutical Group is engaged in the acquisition of pharmaceutical development, production and distribution facilities in China. Its shares are listed on the Frankfurt Stock Exchange under the symbol HUQ and in the US, on the OTCBB, under the symbol HBEI. Focusing on HBBendaJV will accelerate the companyäs strategic entry into the Biotech field and contribute significantly to revenue and profitability in its first year of operation. Other significant milestones will be announced in the near future.

Legal Notice: This press release may contain forward-looking statements, particularly as related to the business plans of the company, that are, within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, subject to the safe harbour created by these sections. Actual results may differ materially from the company's expectations and estimates.

For further information:

Howard Milne, 604-881-2899 ext 220
Fax: 604-881-2892
E-Mail: Howard@HBPharmaGroup.com